SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 4, 2010
NUMEREX CORP.
(Exact Name of Issuer as Specified in Charter)

Pennsylvania	0-22920	11-2948749

(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)
1600 Parkwood Circle
Suite 500
Atlanta, Georgia
(Address of principal executive offices)
30339
(Zip code)
(770) 693-5950
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On May 4, 2010, Numerex Corp. (the “Company”) and its subsidiaries entered into a Loan and Security Agreement (the “Agreement”) with Silicon Valley Bank (the “Bank”). The Agreement provides the Company with a revolving credit facility up to $5.0 million (the “Credit Facility”). The amount available to the Company under the Credit Facility at any given time is the lesser of (a) $5.0 million or (b) the amount available under its borrowing base (85% of the Company’s eligible accounts receivable) minus (1) the dollar equivalent amount of all outstanding letters of credit plus an amount equal to the letter of credit reserve amount (as set forth in the Agreement), (2) 10% of each outstanding foreign exchange contract, (3) any amounts used for cash management services, and (4) the outstanding principal balance of any advances.
     The Credit Facility has a maturity date of May 4, 2013. The Credit Facility also includes a sublimit of up to $1.5 million for letters of credit, cash management and foreign exchange services. The interest rate applicable to amounts drawn from the Credit Facility is, at the Company’s option, equal to either (i) the Prime Rate (as defined in the Agreement) or (ii) the sum of the LIBOR Rate (as defined in the Agreement) plus a LIBOR rate margin of 2.75%. The Credit Facility includes an annual fee of 0.375% of the average unused portion of the credit facility.
     The Credit Facility is secured by all of the Company’s personal property, other than its intellectual property. The Company has agreed not to encumber its intellectual property during the term of the Credit Facility without the prior written consent of the Bank.
     The Agreement includes customary representations and warranties regarding the Company, and affirmative covenants, including financial covenants that require that the Company satisfy (i) a minimum quarterly EBITDA covenant and (ii) a minimum monthly adjusted quick ratio of at least 0.95 to 1.0.
     Additionally, the Agreement includes certain negative covenants, subject to customary exceptions and limitations, restricting or limiting the ability of the Company and its subsidiaries without the prior written consent of the Bank, to, among other things: convey, sell, lease, transfer or otherwise dispose of assets; change its business; experience a change in control; merge or consolidate with any other entity; incur additional indebtedness; create liens on the Company’s property that is used as collateral for the credit facility; make certain investments and acquisitions; pay dividends, distributions or make other specified restricted payments or repurchases; and enter into certain transactions with affiliates.
     The Agreement contains usual and customary events of default, subject to certain threshold amounts and grace periods. If an event of default occurs and is continuing, the Company may be required to immediately repay the obligations under the Credit Facility prior to its stated maturity date and the bank may be able to foreclose on any collateral provided by the Company.
     The Company may use the borrowings under the Credit Facility for working capital and general business requirements.
     The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2010.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information required by this Item 2.03 is set forth in Item 1.01 above, which is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUMEREX CORP.
Date: May 10, 2010	/s/ Alan B. Catherall
Alan B. Catherall
Chief Financial Officer